Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Manpower Inc. +1.414.906.6305 michael.vanhandel@manpower.com

Manpower Reports 4th Quarter and Full Year 2007 Results

MILWAUKEE, WI, USA, February 1, 2008 – Manpower Inc. (NYSE: MAN) today reported that net earnings per diluted share from continuing operations for the three months ended December 31, 2007 increased 42 percent to $1.63 from $1.15 in the prior year period. Net earnings from continuing operations in the quarter increased to $133.1 million from $99.6 million a year earlier. Revenues for the fourth quarter totaled $5.6 billion, an increase of 20 percent from the year earlier period, or an increase of 9 percent in constant currency.

Included in the fourth quarter results is $4.0 million ($2.5 million after tax, or 3 cents per diluted share) related to reorganization charges at Jefferson Wells. Additionally, net earnings from continuing operations in the fourth quarter were favorably impacted by 17 cents per diluted share, as foreign currencies were relatively stronger compared to the prior year period.

Jeffrey A. Joerres, Manpower Chairman and CEO said, “Our geographic balance and broad portfolio of services drove strong results in the fourth quarter and for the year. Europe, Asia and our emerging markets performed exceptionally well. Additionally, Right Management, our outplacement and organizational consulting company, had strong results in the fourth quarter.

“Our position globally has strengthened significantly throughout 2007, which gives us confidence as we move into 2008.

“We are anticipating diluted net earnings per share for the first quarter of 2008 to be in the range of 78 to 82 cents. This includes an estimated favorable currency impact of 8 cents per diluted share.”

Net earnings per diluted share from continuing operations for the year ended December 31, 2007 were $5.73, an increase of 65 percent from $3.48 in 2006. Net earnings from continuing operations were $484.7 million compared to $305.7 million in the prior year. Revenues for the year were $20.5 billion, an increase of 17 percent from the prior year, or an increase of 9 percent in constant currency.

Manpower Inc. • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpower.com

Included in the full year 2007 results is the favorable impact of the revised French payroll tax calculation of $1.05 per diluted share. As disclosed in the Company’s 8-K filed in July 2007, this revised calculation no longer applies after September 30, 2007. Additionally, results from continuing operations were favorably impacted by 35 cents due to changes in foreign currencies compared to the prior year.

In conjunction with its fourth quarter earnings release, Manpower will broadcast its conference call live over the Internet on February 1, 2008 at 7:30 a.m. CST (8:30 a.m. EST). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $21 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,500 offices in 78 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at http://www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2006, which information is incorporated herein by reference.

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Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended December 31
			% Variance
	2007	2006	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$5,634.9	$4,710.7	19.6%	9.4%
Cost of services	4,584.8	3,844.9	19.2%

Gross profit	1,050.1	865.8	21.3%	11.3%
Selling and administrative expenses	826.9	696.0	18.8%	9.8%

Operating profit	223.2	169.8	31.5%	17.6%
Interest and other expenses	7.8	14.1	-44.2%

Earnings before income taxes and discontinued operations	215.4	155.7	38.3%	24.3%
Provision for income taxes	82.3	56.1	46.6%

Net earnings from continuing operations	133.1	99.6	33.7%	20.1%
Income from discontinued operations, net of income taxes	—	64.8	N/A

Net earnings	$133.1	$164.4	-19.1%	-27.3%

Net earnings per share - basic:
Continuing operations	$1.65	$1.17	41.0%
Discontinued operations	—	0.77	N/A

Total	$1.65	$1.94	-14.9%

Net earnings per share - diluted:
Continuing operations	$1.63	$1.15	41.7%	27.0%
Discontinued operations	—	0.75	N/A

Total	$1.63	$1.90	-14.2%	-23.2%

Weighted average shares - basic	80.5	84.8	-5.0%

Weighted average shares - diluted	81.7	86.5	-5.5%

(a)	Revenues from services include fees received from our franchise offices of $8.9 million and $9.3 million for the three months ended December 31, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $296.9 million and $353.2 million for the three months ended December 31, 2007 and 2006, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended December 31
			% Variance
	2007	2006	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$487.8	$527.9	-7.6%	-7.6%
France	1,876.1	1,589.0	18.1%	5.1%
Other EMEA (b)	1,951.7	1,470.0	32.8%	20.2%
Italy (b)	405.0	322.2	25.7%	11.8%
Jefferson Wells	81.4	84.8	-3.9%	-3.9%
Right Management	111.5	98.9	12.6%	6.5%
Other Operations	721.4	617.9	16.7%	10.0%

	$5,634.9	$4,710.7	19.6%	9.4%

Operating Unit Profit:
United States	$18.4	$26.8	-31.4%	-31.4%
France	82.0	61.2	34.0%	19.5%
Other EMEA (b)	89.9	64.4	39.6%	25.1%
Italy (b)	33.6	16.2	107.8%	84.4%
Jefferson Wells	(5.6)	6.2	N/A	N/A
Right Management	11.8	0.4	N/A	N/A
Other Operations	26.9	21.1	28.1%	23.6%

	257.0	196.3
Corporate expenses	30.5	23.2
Amortization of intangible assets	3.3	3.3

Operating profit	223.2	169.8	31.5%	17.6%
Interest and other expenses (c)	7.8	14.1

Earnings before income taxes and discontinued operations	$215.4	$155.7

(a)	In the United States, revenues from services include fees received from our franchise offices of $5.9 million and $6.5 million for the three months ended December 31, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $236.8 million and $286.0 million for the three months ended December 31, 2007 and 2006, respectively.

(b)	Italy and Other EMEA were combined as the EMEA segment in previous years. All previous years’ results have been revised to conform to the current year presentation.

(c)	The components of interest and other expenses were:

	2007	2006
Interest expense	$18.0	$15.0
Interest income	(11.2)	(6.8)
Foreign exchange (gain) loss	(0.7)	0.7
Miscellaneous expenses, net	1.7	5.2

	$7.8	$14.1

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Year Ended December 31
			% Variance
	2007	2006	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$20,500.3	$17,562.5	16.7%	9.0%
Cost of services	16,651.7	14,416.5	15.5%

Gross profit	3,848.6	3,146.0	22.3%	14.7%
Selling and administrative expenses	3,023.2	2,613.9	15.7%	8.9%

Operating profit	825.4	532.1	55.1%	43.3%
Interest and other expenses	34.2	50.2	-31.9%

Earnings before income taxes and discontinued operations	791.2	481.9	64.2%	52.7%
Provision for income taxes	306.5	176.2	73.9%

Net earnings from continuing operations	484.7	305.7	58.6%	47.4%
Income from discontinued operations, net of income taxes	—	92.3	N/A

Net earnings	$484.7	398.0	21.8%	13.2%

Net earnings per share - basic:
Continuing operations	$5.83	$3.55	64.2%
Discontinued operations	—	1.07	N/A

Total	$5.83	$4.62	26.2%

Net earnings per share - diluted:
Continuing operations	$5.73	$3.48	64.7%	53.2%
Discontinued operations	—	1.06	N/A

Total	$5.73	$4.54	26.2%	17.4%

Weighted average shares - basic	83.1	86.2	-3.6%

Weighted average shares - diluted	84.6	87.7	-3.6%

(a)	Revenues from services include fees received from our franchise offices of $35.7 million for the year ended December 31, 2007 and 2006. These fees are primarily based on revenues generated by the franchise offices, which were $1,408.5 million and $1,497.0 million for the year ended December 31, 2007 and 2006, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Year Ended December 31
			% Variance
	2007	2006	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$1,962.2	$2,114.9	-7.2%	-7.2%
France	7,025.3	6,019.1	16.7%	7.0%
Other EMEA (b)	6,750.4	5,230.7	29.1%	18.5%
Italy (b)	1,398.1	1,132.6	23.4%	13.0%
Jefferson Wells	332.0	373.0	-11.0%	-11.0%
Right Management	409.9	387.3	5.8%	1.3%
Other Operations	2,622.4	2,304.9	13.8%	10.5%

	$20,500.3	$17,562.5	16.7%	9.0%

Operating Unit Profit:
United States	$80.1	$87.4	-8.3%	-8.3%
France	390.3	203.3	92.0%	77.4%
Other EMEA (b)	256.7	156.7	63.8%	50.1%
Italy (b)	103.7	63.5	63.3%	49.1%
Jefferson Wells	(5.2)	31.9	N/A	N/A
Right Management	34.6	18.3	88.8%	81.2%
Other Operations	73.5	69.9	5.0%	3.0%

	933.7	631.0
Corporate expenses	95.2	85.8
Amortization of intangible assets	13.1	13.1

Operating profit	825.4	532.1	55.1%	43.3%
Interest and other expenses (c)	34.2	50.2

Earnings before income taxes and discontinued operations	$791.2	$481.9

(a)	In the United States, revenues from services include fees received from our franchise offices of $24.2 million and $24.4 million for the year ended December 31, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,055.1 million and $1,146.1 million for the year ended December 31, 2007 and 2006, respectively.

(b)	Italy and Other EMEA were combined as the EMEA segment in previous years. All previous years’ results have been revised to conform to the current year presentation.

(c)	The components of interest and other expenses were:

	2007	2006
Interest expense	$64.5	$54.1
Interest income	(35.5)	(18.3)
Foreign exchange (gain) loss	(0.6)	3.2
Miscellaneous expenses, net	5.8	11.2

	$34.2	$50.2

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Dec. 31 2007	Dec. 31 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$537.5	$687.9
Accounts receivable, net	4,478.8	3,837.2
Prepaid expenses and other assets	122.2	90.5
Future income tax benefits	76.3	66.4

Total current assets	5,214.8	4,682.0
Other assets:
Goodwill and other intangible assets, net	1,410.7	1,293.6
Other assets	377.7	336.4

Total other assets	1,788.4	1,630.0
Property and equipment:
Land, buildings, leasehold improvements and equipment	760.8	693.2
Less: accumulated depreciation and amortization	539.6	491.1

Net property and equipment	221.2	202.1

Total assets	$7,224.4	$6,514.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,014.4	$889.9
Employee compensation payable	213.6	180.7
Accrued liabilities	679.4	562.1
Accrued payroll taxes and insurance	724.7	699.9
Value added taxes payable	583.7	517.0
Short-term borrowings and current maturities of long-term debt	39.7	32.0

Total current liabilities	3,255.5	2,881.6
Other liabilities:
Long-term debt	874.8	791.2
Other long-term liabilities	424.8	367.1

Total other liabilities	1,299.6	1,158.3
Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,481.8	2,420.7
Retained earnings	1,040.3	617.0
Accumulated other comprehensive income	257.6	120.6
Treasury stock, at cost	(1,111.4)	(685.1)

Total shareholders’ equity	2,669.3	2,474.2

Total liabilities and shareholders’ equity	$7,224.4	$6,514.1

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended Dec. 31
	2007	2006
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$484.7	$398.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on sale of businesses	—	(121.8)
Depreciation and amortization	99.0	88.8
Deferred income taxes	48.5	(19.6)
Provision for doubtful accounts	21.8	27.4
Share-based compensation	26.0	22.5
Excess tax benefit on exercise of stock options	(4.6)	(8.2)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(316.0)	(381.0)
Other assets	(26.6)	17.4
Other liabilities	99.4	335.6

Cash provided by operating activities	432.2	359.1

Cash Flows from Investing Activities:
Capital expenditures	(91.6)	(80.0)
Acquisitions of businesses, net of cash acquired	(122.8)	(13.0)
Proceeds from sale of business	—	123.9
Proceeds from sale of an equity interest	—	8.8
Proceeds from the sale of property and equipment	12.9	5.3

Cash (used) provided by investing activities	(201.5)	45.0

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	4.9	2.2
Proceeds from stock option and purchase plans	35.0	54.0
Excess tax benefit on exercise of stock options	4.6	8.2
Repurchases of common stock	(419.2)	(235.9)
Dividends paid	(57.1)	(50.9)

Cash used by financing activities	(431.8)	(222.4)

Effect of exchange rate changes on cash	50.7	51.3

Change in cash and cash equivalents	(150.4)	233.0
Cash and cash equivalents, beginning of period	687.9	454.9

Cash and cash equivalents, end of period	$537.5	$687.9